Bank Capital Group, Inc.                                5332 Point South Drive
Bank Capital and Consulting                             Gainesville, GA  30504
        Experts                                         Telephone (770) 287-9723
                                                        Facsimile (770) 287-9723



________  ___,  200_

Organizers
De Novo Bank & Bank Holding Company
Jackson County,  GA

Ladies and Gentlemen:

     Bank Capital Group, Inc. ("BCG") is pleased to offer the following description of the terms our services to you in connection with the formation of a de novo bank and bank holding company to be located in Jackson County, GA. If the terms of our engagement meet with your approval, please so indicate by signing the enclosed copy of this letter and returning it to us for our files. Our engagement will cover the following:

                                    SECTION I
                       ASSISTANCE WITH REGULATORY PROCESS

     We understand that you wish to file a Charter Application with the Georgia Department of Banking and Finance (the "DBF") or, alternatively, the Office of the Comptroller of the Currency (the "OCC") (collectively "the regulators") to organize a new commercial bank (the "Charter Application") and simultaneously file an application with the Federal Deposit Insurance Corporation (the "FDIC") for deposit insurance. We also understand that you wish to file an Application to become a Bank Holding Company with the Board of Governors of the Federal Reserve System (the "Fed").

     We will determine the specific regulatory steps needed to be taken before submitting your application and advise you about such matters as the filing fees, publication of notices, and brief you about the policies and procedures generally applied by the regulators and the FDIC to evaluate such applications.

     We will be responsible for preparing a market potential report for your new bank to demonstrate that there is a need for the bank and that a new bank will enhance the convenience of the community. The analysis will include demographic data for the proposed bank's primary service area, information on your competition and other relevant information and data which is required to be set forth in the applications. The market analysis will be contained in and part of the Charter Application.

     We will prepare a business plan for the new bank including the specific types of proposed services to be offered by your new bank and the pricing of same. The business plan will also define the appropriate capital structure for the new bank and the supporting rationale for the structure.


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Page 2                       Jackson County De Novo           ________ ___, 200_


     We will provide draft policies and procedures to cover administrative functions of the new bank including, but not limited to, lending, investment, security and audit with a view toward assisting the new bank in passing the field examination conducted by the regulators, and the FDIC before the applications will be approved. It will be the responsibility of bank management, under the direction of the proposed board of directors, to revise and customize the policies and procedures to the needs of your bank.

     We will assist in preparing up to ten (10) Organizers' confidential Interagency Biographical and Financial Report (the "IBF"), which must be filed with the Charter Application, to ensure that such information complies as to form and completeness with customary regulators, FDIC and Fed review standards. (There shall be an additional charge for assistance with the preparation of IBF's above ten.) It will be incumbent upon each Organizer to actively participate in the preparation of his or her IBF.

     We will assist in the preparation of the FR Y-1. We will assist in the preparation of an Application to become a Bank Holding Company (collectively the "BHC App") and in preparing an appropriate pro forma balance sheet and income statements, as required by the Fed. We will assist you in responding to any questions or requests for additional information from the Fed concerning this application.

     We will help you respond to any questions about the applications from the regulators, the FDIC and the Fed and work expeditiously to provide additional information, clarifications, and modifications, as necessary, to the applications so that the applications are deemed "technically complete" and "accepted" for processing.

     We will work with your legal counsel in the preparation of organizational documents for the new bank including Articles of Association, by-laws and other initial documents required to be filed with the regulators. The legal fees will be your direct responsibility and are not part of our compensation.

     In summary, we will assist you with the content, presentation and format of the charter and deposit insurance applications and biographical and financial statements. You recognize and understand that the regulators and the FDIC expect you to be completely familiar and in agreement with the content of the charter and deposit insurance applications, and that Bank Resources cannot and does not guarantee that the regulators will approve the proposed bank's charter or that the FDIC will award deposit insurance.


                                   SECTION II
                      ASSISTANCE WITH CAPITAL REQUIREMENTS

     BCG agrees to provide, on a best efforts basis, the following:

     We will provide one on-site representative to provide direct support to management and Organizers of the bank and bank holding company. In addition, senior management of BCG will be available on an as needed basis to attend and provide support to groups of investors at any meetings. All expenses of this representation shall be borne by the Company.


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Page 3                       Jackson County De Novo           ________ ___, 200_

     BCG will develop and maintain a list of potential investors, review such list with management and Organizers on a regular basis and provide detailed reporting to you.

     BCG will provide at your expense and approval, marketing material, press releases and collateral material including but not limited to creative and production assistance as well as media selection and placement. The expenses associated with these materials shall be your responsibility. Management and Organizers shall have final approval of the creative

     BCG will advise the Company as to strategy and tactics for negotiating with potential investors and participate in presentations and negotiations relating to the raising of capital.

     BCG will process all retirement account share purchases, including but not limited to the establishment of new accounts with appropriate custodians as well as transfer of accounts. BCG will oversee all purchases of shares until completion.

     We will assist with the due diligence and closing of escrow.

                                   SECTION III
                               TERM OF ENGAGEMENT

     We will use our best efforts to accomplish all of the tasks set forth above. We will act in an expeditious manner to accomplish each task, as to organize the new bank, gain the Charter Application approval and met the capital requirements as soon as possible. BCG will continue to provide the aforementioned services until such time as the proposed bank obtains charter approval from either the regulators and deposit insurance from the FDIC and the closing of escrow. You understand and agree, however, that if our services are required in conjunction with any protests by competing financial institutions; or, as result of changes in the composition of the organizing group; or, due to complications with any proposed organizer, director or proposed executive officer; or, due to modifications in the bank's business plan after the Charter Application is filed with the regulators and FDIC then such services are considered beyond the scope of this engagement letter. If such additional services are needed, we will bill you based on the number of hours provided.

     BCG will use and rely on information available from generally recognized public sources in performing the services for the Company without having independently verifying such information and does not assume responsibility for the accuracy or completeness of such information.

     BCG does not commit to provide any financing for the Company.

     You may elect to terminate this engagement at any time so long as you are current in the payment of all fees and expense reimbursements required in the section entitled "Compensation" below and current in the payment of all fees and expenses (both billed and incurred) in the event that additional services described in the preceding paragraph are provided. Any such termination will become effective immediately upon receipt by us of a written notice of termination. If we have completed the Charter Application and related materials, then such termination will not alter the obligation of the organizers to pay all professional fees contemplated in the following description of "Compensation". You understand and agree that all payments received prior to such termination will not be subject to refund. In the event of a termination, we will cease providing you with all services.


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Page 4                       Jackson County De Novo           ________ ___, 200_

                                   SECTION IV
                                  COMPENSATION

                       Application and Consulting Services

     BCG will prepare the bank's Charter Application and deposit insurance application as described in Section I, which includes the combination market analysis and business plan, the related financial projections for the bank's first five years, and assist with the preparation of up to ten (10) IBF Reports. We will also attend up to six organizational meetings and attend the pre-filing meeting with the regulators' staff. For the Charter Application services you agree to pay us professional fees in the amount of $75,000.00 as follows: an initial retainer of $10,00.00; $12,500.00 on the first day of each month for five months thereafter; and, $2,500.00 when a draft holding company application is filed with the Federal Reserve Bank. The monthly professional fees shall be paid via wire transfer on the first business day of each month.

     Upon the filing of the Charter Application, you will be invoiced $500.00 per Organizer/Director more than ten (10). You agree to pay $650.00 immediately for each Organizer or Director added after the Charter Application has been filed.

                         Capital Consulting and Services

     BCG shall provide the services described in Section II until commencing with the Company's prospectus being declared effective by the SEC and continuing for a period of not less than sixty (60) days.

     The Organizers agree to pay BCG a marketing fee of $7,500.00 upon the filing of SEC Registration Statement. Including but not limited to logo design, direct mail, and other collateral materials that are mutually agreed upon. A monthly professional fee in the amount of $20,000 shall be due and payable to BCG when the Company's prospectus is declared effective and each month thereafter for a period of not less than sixty (60) days. The monthly professional fees shall be paid via wire transfer on the first business day of each month.

     If the offering is successfully completed within sixty days from commencement, the Company shall pay to BCG, $50,000.00 as a bonus. If the offering is successfully completed within 90 days, then the amount of said bonus will be $25,000.00. Such bonus shall be payable upon the closing of escrow.


                               OTHER COMPENSATION

     Once the Bank receives final charter approval from the regulators, you shall grant stock options ("Options") to purchase 5,000 shares of the Holding Company's common stock to Stan Taylor. Once the Bank receives final charter approval from the regulators, you shall grant Options to purchase 5,000 shares of the Holding Company's common stock to Byron Richardson. The Options shall expire ten years from the date of award (or the opening of the Bank, whichever


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Page 5                       Jackson County De Novo           ________ ___, 200_


is later) and the price each share of stock purchased shall be $10.00 (the "exercise price").
     Notwithstanding anything to the contrary as described above, the Options shall be awarded under substantially the same terms and conditions as any stock warrants or stock options which may be awarded to the Organizers of the Bank, officers or the Board of Directors. However the Options contemplated herein shall be transferable; subject to "corporate reorganizations" (which may result in a proportionate increase or decrease in the number of Options and/or the exercise price); and/or, exercisable in whole or in part. In the event, you do not organize a bank holding company; the bank shall issue the Options contemplated herein.

     If, for any reason, the Options described above are not awarded at the same time as options and warrants are granted to the Organizers, Directors and Executive Officers then the Company or the Bank shall immediately pay to Stan Taylor and to Byron Richardson an amount equal to $1.25 per option for each option held, respectively.

     In addition to the professional fees described above, you will be invoiced on or about the fifth business day of each month for all expenses incurred for your account. We expect to incur such expenses as travel, demographic and peer data, marketing and collateral materials, express (Federal Express type delivery) and local courier service, duplication and binding and any other related out of pocket expenses.

     All invoices shall be due and payable upon receipt. A two percent (2%) administrative fee will be applied to all invoices. You may take a discount equal to the amount of the administrative fee if we receive your payment within ten (10) days of invoice date. We apply a late fee of one percent (1%) per month to all unpaid invoices.

     Our fees are not contingent on whether the Charter Application is granted. Accordingly, we do not warrant or guarantee that the regulators will grant a charter on your behalf.

                                    SECTION V
                                  MISCELLANEOUS

     Because we recognize that our engagement by you will necessarily involve exposure to confidential information with respect to your proposed bank and the organizers and directors thereof, we agree to hold such information in confidence and will not disclose same to third parties without your prior written consent. Likewise, the terms of our engagement by you and the proposed bank are confidential. No disclosure may be made to a third party without our prior written consent, except by reason of legal, accounting, or regulatory requirements.

     You understand and agree that the terms of our engagement will be governed under Georgia law and that this letter sets forth all of the terms and conditions with respect to such engagement. Any amendment or modification of

--------------------------
   1 The number of options and exercise price is based on an initial offering price per share of $10.00. Should the initial offering price be different than $10.00 per share, then the exercise price and the number of options shall be increased or decreased proportionately, as the case may be.


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Page 6                       Jackson County De Novo           ________ ___, 200_

our engagement must be made in writing and signed by each of us. Neither party to this engagement may bring an action more than one year after the cause of action arises.


                               *******************

     We very much look forward to working with you on this project and trust that this letter meets with your approval. Of course, please do not hesitate to contact the undersigned should you have any questions regarding this matter.

                                      Bank Capital Group, Inc.



                                     By: _________________________________
                                         Stan Taylor
                                         Principal





The services, terms and fees described above are appropriate and acceptable to the Organizers of the proposed Bank and bank holding company. The effective date of this agreement shall be the _____ day of ________, 200_. The Organizers of the proposed Bank and bank holding company have authorized the undersigned to execute this letter agreement.


_________________________________________              _________________
     (Authorized  signature)                                (Date)


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